Exhibit 99.1

Transcript of Conference Call

Edited Transcript

The Female Health Company

The Female Health Company and Aspen Park Pharmaceuticals to Discuss Proposed Merger

April 13, 2016 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS

O.B. Parrish - Chief Executive Officer, The Female Health Company

Kevin Gilbert - Consultant, The Female Health Company

Mitch Steiner - Chief Executive Officer, President, Aspen Park Pharmaceuticals

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to The Female Health Company’s and Aspen Park Pharmaceuticals Investor Conference call. All participants will be in listen-only mode. Should you need assistance today, please signal a conference specialist by pressing the star key followed by zero.

After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

The statements made on this conference call that are not historical in nature are forward-looking statements, including those regarding the proposed merger transaction between FHC and Aspen Park, and the integration of our two businesses. Such forward-looking statements reflect our current assessment of the risks and uncertainties related to the transaction and our businesses.

Our actual results and future developments could differ materially from the results or developments in such forward-looking statements. Factors that may cause actual results or developments to differ materially include such things as the risk that the proposed transaction may not be completed in a timely manner or at all; risks that the proposed transaction could disrupt current plans and operations; costs, fees and expenses related to the proposed transaction; risks related to the development of APP’s product portfolio; risks relating to the ability of the combined company to obtain sufficient financing on acceptable terms when needed to fund development and company operations; the risk that even if it is completed we may not realize the expected benefits from the transaction, and other risks detailed in FHC’s press releases, shareholder communications and Securities and Exchange Commission filings.

I would now like to turn the conference over to Mr. O.B. Parrish. Please go ahead.

O.B. Parrish

Thank you. Good morning, and welcome to The Female Health Company and Aspen Park Pharmaceuticals Investor conference call. The purpose of this call is to discuss and answer questions regarding the proposed merger of The Female Health Company and Aspen Park Pharmaceuticals.

Mitch Steiner, the President and CEO of Aspen Park Pharmaceuticals, and who will be the President and CEO of the merged company is with me in Chicago.

I would like to note that we have filed with the SEC and posted on our website an investor deck which provides significant information related to the merger.

This morning, first, I will explain why I and the rest of FHC’s board believe the merger is an excellent investor opportunity. Then Mitch will review his plans for the new company, and the remarkable products and other investor value opportunities that will exist as a result of the merger, and then we’ll take questions.

FHC has had a solid track record in developing and marketing a first of its kind product, securing FDA approval and WHO clearance; distribution in 144 countries, ten years of profitability, and currently no debt. However, there are significant risks and opportunity limitations for the company to simply continue as it is.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

First is the obvious risk of being a single product company. The need for diversification is important in light of increased competition; second, the volatility of our business, which we’ve experienced, and dependence on public funding. This is the opportunity limitation of having an excellent public company healthcare platform, but using it for only one product.

As a result, FHC committed to diversify its business. We have analyzed more than 100 potential opportunities. None of the companies we analyzed presented the opportunities provided by Aspen Park.

I believe the benefits of the proposed merger are five-fold. First, it results in a high potential, multiple product portfolio. Second, it provides proprietary product positions, many of which are subject to the potentially less risky, less costly and more expedited 505(b)(2) FDA regulatory pathway, which Mitch Steiner will explain in more detail. Third, it provides near-term revenue cash flow potential. Fourth, it may complement and enhance FC2’s market opportunity. And fifth, due to the multiple product portfolio, it will capitalize on FHC’s public healthcare company status and as a result, provide the potential for a significant increase in investor opportunity.

The FHC board approved the merger after the completion of a scientific, intellectual property, legal and financial due diligence process.

From a personal perspective, my support of the merger is based on two things. First, my support is based on extensive personal pharmaceutical industry experience. For those who may not know, at Pfizer, I was division VP for pharmaceutical marketing of the United States. Later, I managed two United States pharmaceutical divisions, and then I was executive president of Pfizer’s International division where I was responsible for multiple businesses in certain countries and all pharmaceutical marketing outside of the United States. Later, at G.D. Searle, I was president of the Global Pharmaceutical Group, involving more than 7,000 people in 44 countries, and 25 manufacturing facilities in 15 countries.

The second thing is based on my perspective, as a significant shareholder, and within this context, I support the merger for three reasons. First, the merger provides a remarkable opportunity to mitigate the risk associated with being a one product company; second, the considerable upside potential of the relatively low risk products in development; third, it comes with an experience management team, specifically with Mitch Steiner who can lead the company for the long-term.

I should note that the board and I have met and spent a significant amount of time with Aspen Park cofounders, Dr. Mitch Steiner and Dr. Harry Fisch. I believe that they have the scientific, financial and business experience to advance this high potential portfolio of products to market approval quickly. I firmly believe the merger will create a strong growing company, and it’ll benefit all shareholders. I urge all Female Health Company shareholders to vote in favor of this merger.

Now, I’ll turn it over to Mitch Steiner. Mitch.

Mitch Steiner

Thank you, O.B.. What we are proposing is a transformational merger that will result in a leading men’s and women’s healthcare company. The new company will be positioned for success by having revenue and positive cash flow, as well as a suite of pharmaceutical product candidates in consumer health products. This will allow us to maximize the opportunity for both near-term and long-term growth and value for our combined shareholders.

Now, I’d like to take the opportunity to share with you our blueprint for growth by introducing you to Aspen Park Pharmaceuticals, describe our broad strategy for development and commercialization of our combined product portfolio, and report our combined financials and how the resulting positive cash flow supports this growth strategy.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

First the team. The combined company will have a seasoned management team with expertise in pharmaceutical product development and commercialization and public company experience. Dan Haines is the Chief Financial Officer and is a CPA with experiences from both private and public companies, including E&Y, OPKO Health and Lennar Corporation.

Dr. Harry Fisch is the Chief Corporation officer and a board certified urologist, professor of urology and reproductive medicine at Cornell, cofounder and chairman of Aspen Park Pharmaceuticals and Millennium Sciences.

We have individuals with deep pharmaceutical experience who are expected to join the team at closing for the positions of Chief Medical Officer, Vice President of Clinical Development, Vice President of Drug Manufacturing, and Vice President of Regulatory. The team responsible for the marketing and manufacturing of FC2 will remain in place.

As for my own background, I’m a board certified urologist that was trained at Johns Hopkins Hospital. I was professor and chairman of urology at the University of Tennessee, cofounder and CEO of public company GTx from 1997 to 2014. GTx is a speculative biotech company that focused on early research and discovery, and long-term clinical development that by nature is capital intensive.

We produced several new drug candidates out of our discovery efforts. We did market and sell Fareston, the drug to treat women’s metastatic breast cancer from 2005 to 2012. I retired from GTx two years ago, and I have not been a part of nor have I had input in their current strategy and situation.

Following that, I served of president of urology for OPKO Health from 2014 to 2016, a public company founded by Dr. Phillip Frost, who is chairman and CEO. Dr. Frost is a successful serial entrepreneur who is responsible for building shareholder value in numerous public companies, including Key Pharmaceuticals, Ivax and now OPKO Health. I worked closely with Dr. Frost to successfully launch and commercialize the 4Kscore test for prostate cancer, a product which in my opinion has a billion dollar potential. OPKO Health is a company that I would characterize as one that focuses on less risky, deep value, opportunistic, late-stage development and near-term products for large markets.

As the same time, I cofounded Aspen Park Pharmaceuticals along with Dr. Fisch. I am the CEO and President. Aspen Park Pharmaceuticals also focuses on less risky, deep value, opportunistic late-stage development, near-term products for large markets.

As with The Female Health Company, we all recognize the serious challenge of a single product company, and the advantages of mitigating these risks with a portfolio of current near- and long-term product opportunities. FC2 is mostly a global product that relies on a few large public sector customers. There’s growing international competition and pricing pressures for FC2.

In the United States, there could be an opportunity for growth. FC2 is the only FDA approved female condom and is reimbursable by health insurance. Furthermore, with the unfortunate appearance of Zika virus, FC2 could be uniquely positioned to prevent the sexual transmission of Zika virus to pregnant woman where the virus has been associated with birth defects like microcephaly. However, this opportunity alone will not be enough to position The Female Health Company against the threat of increasing competition or potential loss of revenue in a volatile public sector-based market for a single product asset.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Instead, we need to be positioned in the near- and long-term for growth, and to be able to counteract these potential threats. Therefore, the proposed merger with Aspen Park Pharmaceuticals is not only timely, but it’s also necessary.

Aspen Park Pharmaceuticals will continue to focus on the development and commercialization of pharmaceutical and consumer health products for men’s and women’s healthcare. For men, product and product candidates are in the areas of benign prostatic hyperplasia, male infertility, amelioration of side effects of hormonal prostate cancer therapies, gout, sexual dysfunction and prostate cancer. For women, product candidates are for sexual health, advanced breast and ovarian cancers.

The new combined company is not a biotech company, but rather a men’s and women’s healthcare company, which will consist of mostly near-term, low risk pharmaceuticals, and consumer health products, which diversify and complement The Female Health Company’s single asset, FC2.

The proxy statement will explain these products in great detail. So, I will not go through each product. But instead, I would like to make some general comments.

First, the drugs: Although we have many pharmaceutical assets backed by a solid patent portfolio, we do not plan to develop them all at once. There has been some confusion that we will require $110 million to develop the entire portfolio of products over the next five years, and most of this spend would be in year four and five. This is true if all programs were developed at once, which is not the plan.

Instead, we plan to prioritize, stagger, and maintain flexibility to start, delay or stop activities. Initially, we will focus on three low cost, near-term and high reward programs that would qualify for an abbreviated 505(b)(2) NDA. The pathway was created by the Hatch-Waxman Amendment of 1984 with 505(b)(2) referring to the section of the Federal Food, Drug and Cosmetic Act. The provisions of 505(b)(2) were created in part to help avoid the unnecessary duplication of studies already performed on previously approved reference or listed drugs.

The section gives the FDA express permission to rely on data not developed by the NDA applicant. A 505(b)(2) NDA contains full safety and effectiveness reports, but allows at least some of the information required for NDA approval, such as safety and efficacy information on the active ingredient, to come from studies not conducted by or for the applicant. This can result in a much less expensive and much faster route to approval compared with a traditional regulatory development path while creating new differentiated product with potentially tremendous commercial value.

The most near-term 505(b)(2) program that we have is for Tamsulosin DRS, which is a new formulation for the most popular medicine for enlargement of the prostate, also known as BPH, currently marked under the name Flomax®. Aspen Park Pharmaceuticals’ new formation is a powder form of the drug that will target nursing home elderly men and elderly men in the community that have difficulty swallowing tablets and capsules. Flomax® capsules should not be chewed or opened as is stated in the FDA package insert because when crushed, chewed or opened, it cannot be absorbed into the bloodstream from the stomach.

Based on IMS data, the current Flomax® and generic Tamsulosin sales from March 2014 to March 2015 was $3.48 billion. Long-term care and nursing homes account for about 12% of these sales, and 15% of men over the age of 60 have difficulty swallowing tablets.

This new formulation called Tamsulosin DRS would have the same efficacy and safety as Flomax®. So, this can be referenced under a 505(b)(2), meaning we can leverage the investment of capital and time expended by others. We believe that a single, small bioequivalency study in a few volunteers would be the only additional requirement needed. The plan is to be able to file the NDA by 2017 and subject to review time, we could have our first 505(b)(2) product launch in 2018.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

On the other end of the drug development spectrum, we have a high value asset that is a new chemical entity for the treatment of advanced prostate cancer called APP-111. APP-111 is a novel oral tubulin-targeting chemotherapy agent that will be ready to go into the clinics after a few short preclinical studies. We have a worldwide exclusive license with this asset from Ohio State Innovation Foundation. The patent portfolio includes 21 issued, allowed and pending patents worldwide. And in June of 2015, the US patent was issued.

We will initially target men with metastatic prostate cancer who have become resistant to Abiraterone or Enzalutamide, which are hormone prostate cancer drugs, and represents a large market opportunity. Ultimately, APP-111 could potentially be developed as an oral drug for all types of tumors that are currently being treated by intravenously given tubulin-targeted chemotherapy, which is a market that is well over $5 billion in the United States. The initial investment for this program over the next two years will be relatively small, and would increase when APP-111 enters into clinical trial.

In addition to the drug assets that would result from the merger, a consumer health product called PREBOOST®, an FDA preapproved product for men with premature ejaculation, could not only generate immediate revenue, but also provide synergy with FC2. Having two consumer health products provide more leverage in getting those consumer health products widely placed in premium shelf space locations in the brick and mortar operations of Walgreens, CVS, Target, Wal-Mart and so on.

As for the new cancer drugs for women, APP-111, the oral tubulin-targeting chemotherapy drug may also be developed for advanced breast and ovarian cancers. These are examples of complementary synergy of the combined portfolio of products as a result of the proposed merger.

Our overall objective is to self-fund the clinical development as much as possible. Again, we can start, stop, or slowdown programs to match resources. Furthermore, we can maintain a low internal headcount as a small clinical leadership team and a couple of project managers can easily manage all of the outsourced and contracted clinical trial and manufacturing activity. We believe we currently have the resources to fund our product development over the next 18 to 24 months, which I stated earlier will allow us to file an NDA for Tamsulosin DRS for BPH and have new clinical trial data from our other chosen programs, placing us in the position to use the revenue-generating BPH product to offset costs and build enterprise value.

As a significant stockholder going forward, I have the same desire as the public, to minimize future dilution except where necessary to further enhance shareholder value.

As for the pro forma of the financials of the combined companies for the year ended 9/30/15, revenue was $32.6 million; operating income was $5.4 million, and net income was $3.1 million. And as of 12/31/15, the total of cash and accounts receivable was $21.8 million. The Female Health Company also has a $10 million credit facility subject to lender consent. There is currently no third party debt. As you can see, we would be a financially strong company.

In summary, the proposed merger between Aspen Park Pharmaceuticals and Female Health Company creates a leading men’s and women’s health company that has both pharmaceutical and consumer health products; a seasoned management team and board of directors that have deep expertise in development and commercialization of pharmaceuticals, and a financially strong company that is unique for this stage of development in that it has revenue and earnings, no debt and is cash flow positive with a multiproduct portfolio promising potential products to provide near and future upside to our shareholders.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

I would now like to turn the call back over to Mr. Parrish.

O.B. Parrish

Thanks, Mitch. We will take some questions now.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, at this time, we will begin the question and answer session. To ask a question, you may press the star then one on your telephone keypad. If you are using a speakerphone, we ask that you please pick up your handset before pressing the keys to ensure the best sound quality. To withdraw your question, please press the star then two. We do ask that you please limit your questions to two at a time. If you have additional questions, you may reenter the question queue. Once again, that is star then one to rejoin the question queue.

Our first question comes from Peter McMullin of IPC Global. Please go ahead.

Peter McMullin

Can you hear me, O.B.?

O.B. Parrish

I can hear you, Peter.

Peter McMullin

I guess the first question would be you talk about the bank agreement and them going along with it. Has there been any progress made on that, and any prospects for increasing the line?

O.B. Parrish

Yes, we, of course, immediately talked to the bank after signing this agreement, and basically, they have expressed a good deal of interest to collaborate with us, and I think we’ll be able to work that through.

Peter McMullin

Okay. My second question would be just the status in Brazil and any prospects of collecting some of those accounts receivable to fund this exciting development.

O.B. Parrish

I think the Brazil receivables, there hasn’t been any change in terms of what the Brazilian government has told us. There has been some change in the currency there. It strengthened slightly, and Brazil still has substantially strong foreign currency reserves. So, it’s not in a weak position like it might have been a decade ago.

There have been no defaults at this point. American companies are continuing to do business there and Brazilian companies are continuing to do business with the government. At least some people have reported that there may be more certainty coming into the market, and then some of the political issues that are going on, which would strengthen it.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Another aspect, which is sort of an aside is that because of the Zika virus and the impact there of the epidemic, there’s been a more rapid depletion of the FC2 in that country, and they’re considering a second tender earlier than they would have ordinarily. As a part of that, if they would were to do it, they would have to pay us, according to Brazilian rules, for the first one. A second aspect of that is that the World Bank has considered providing funding to Brazil for such a tender, and of course if they did that, we would be assured of being paid, although we wouldn’t get paid on the Brazil receivables as a result of that.

So, there hasn’t been any change, and we expect to collect it.

Peter McMullin

Well, the stock market believes there’ll be change. Thanks very much.

Operator

Our next question comes from Benjamin Gallander of Contra The Heard. Please go ahead.

Benjamin Gallander

Hi, very interesting development since I was at your AGM a few weeks ago.

O.B. Parrish

Mm-hmm.

Benjamin Gallander

I’m just wondering how much money might you have to borrow from the bank in the next year or two, or how many shares might you have to issue to fund what I’m guessing will be negative cash flow.

O.B. Parrish

Mitch, do you want to give some information as to how much we might need during the next year for funding?

Mitch Steiner

Yeah, I’d be happy to. So, as I said in my comments that we believe over the next 18 to 24 months, given the resources, which is cash on hand, the accounts receivables, that we don’t have to spend lots of money to get started and get value. For example, I’ve been focusing on the BPH product because that one is near-term. And so, we’re looking to begin that trial for the BE—basically, it’s a bioequivalency study by year-end and once that’s done, we’re filing an NDA. And so, our feeling is if cash becomes available, then we’ll go to the next 505(b)(2) and get a Phase 2 study going.

So, we are in full control, and we don’t want to be cash negative. We want to be the opposite. And so, we’re going to be very careful about how we develop these products.

The good news is we have assets. We have patents. We have value. How we realize that value is going to have to be married with resources. So, our feeling is we want to see our stock price get healthy and we want to execute on our development plan, and we also want to grow the FC2 the best that we can too because that’s a revenue generator, and PREBOOST®, which is the product for premature ejaculation is also a revenue generator.

So, we have a unique opportunity to balance money coming in with money being invested into the clinical program so that we can have upside potential.

Benjamin Gallander

Well, it sounds like it’s very promising and I’m certainly looking forward to seeing how it plays out in the next few years. Thank you very much.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Mitch Steiner

Thank you.

Operator

Our next question comes from Joshua Harowitz of Palm Global Small Cap Fund. Please go ahead.

Joshua Harowitz

Thanks, everybody. A question; what was the last valuation of Aspen Park based on the last time you all raised capital?

Mitch Steiner

I’m going to refer to Kevin Gilbert.

Kevin Gilbert

So, there have been several capital raises with some certain preferences, but approximately in the neighborhood of about $100 million was where capital was raised. But, more specifically, it’s important to read the proxy statement because that will be described in more detail.

Joshua Harowitz

Thank you for that. I’m just curious; I mean if you take the value of Female Health Company a couple of days before the announcement and then take a look at what Aspen Park was valued at independent, or based on its last capital raises, are you guys surprised by the reaction in the stock price because clearly, folks don’t believe that adding up the pieces, all that value is there.

O.B. Parrish

Well, Joshua, I think part of it is fully communicating accurately the story of what we have here. And I think given the very unique nature of this, it may take a little while for this to fully sink in. But, in terms of our analysis, we took a lot of things under consideration in the valuation, including pre-IPO valuation of 505(b)(2) companies, an analysis of comparable public companies’ 505(b)(2) valuation; the Aspen Park products; the prior capital raises as was just mentioned, and some other factors. And basically, as we go through this and it becomes clear what the value of these products are, I think that it will positively impact the market.

Joshua Harowitz

Thank you. Just one more; do you have any sense if the merger will affect Female Health Company’s net operating loss carry-forward?

O.B. Parrish

I don’t think there will be any effect on that at all. We will retain the NOLs in the US and of course, you know that we have, what, $62 million in NOLs in the UK. They don’t expire and it represents kind of an interesting off-balance sheet asset.

Joshua Harowitz

Great. Thank you very much.

Mitch Steiner

Thank you.

Operator

Our next question will be from George Rogers of Rogers Investment Company. Please go ahead.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

George Rogers

How many other companies have made application to be acquired by Female Health Company?

O.B. Parrish

How many have we attempted to acquire?

George Rogers

Yes.

O.B. Parrish

We looked at over 100 possible opportunities in making this decision.

George Rogers

Thanks for your answer.

Operator

Our next question comes from Casey Miller of CSV. Please go ahead.

Casey Miller

Yeah. I’d like to get a little more information on the valuation. You guys said that you raised valuation at about $100 million. I’d like to know who the participants were on those deals and how much actual dollars went into that fundraising.

O.B. Parrish

Kevin, do you want to answer that?

Kevin Gilbert

Yes. For a variety of reasons, including some of those participants are under confidentiality, we’ll have to defer on this one to the proxy because we can’t go through the entire list. So really, it would be best just to read what we put in the proxy.

Casey Miller

Sure. How about I’ll simplify it? How about how much money has the management team of Avalanche put into the fundraising there in actual hard dollars?

Kevin Gilbert

Again, it’s in excess of several million dollars, but I would be best to refer you to reading the description in the proxy.

Casey Miller

Sure. Sure. And then, how much ownership will you guys get in the combined venture if the deal is approved?

O.B. Parrish

Well, the ownership on a shareholder basis, FHC will have 55% and Aspen Park, 45%.

Casey Miller

Right. So, how much then will sort of the two founders of Avalanche have then of the combined company?

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Kevin Gilbert

They’ll certainly have significant stakes given their contributions to Aspen Park, but I wouldn’t want to give you specific numbers right now.

Casey Miller

Sure. Yeah. I mean just on the surface though, I mean it seems like a pretty great deal. You put a million dollars, maybe $2 million into Avalanche and all of a sudden now you maybe own 20%-25% of the combined entity. So, it seems like pretty good engineering there. I’ll give you guys credit for that.

I guess my second question then would just be GTx. Obviously, the stock was $20 while you were there and by the time you left it was at $0.60. I’d just like to get a feeling for how you feel this is any different than that, especially since a lot of drugs and compounds that you guys are talking about here are just leftovers from GTx.

Mitch Steiner

Okay. So, let me answer that. So first of all, I left GTx two years ago and the stock was not $0.60. Two years later after I left the stock is $0.60.

GTx was a research and development company. We had a discovery lab that created over 2,000 new chemical entities. We ran multiple Phase 1s and 2s and 3s. The model there was to partner. That was the model. We had significant partnerships at GTx.

And so, what we’re doing here is very, very different. This is not research and development starting with discovery. These are 505(b)(2) molecules that have been in public domain one way or the other that we can reference the information, which means efficacy and safety is well documented, and we’re just going after the individual indications. So, less risky approach, and that has been the goal for Aspen Park Pharmaceuticals.

So, I do believe that this is very, very different, and depending on the model, the models were just different models. So, to associate the GTx model with the Aspen Park Pharmaceuticals model, I think it would not be accurate.

Casey Miller

And O.B., the board didn’t unanimously approve the agreement. I just want to know about the hold out. What were the issues that they’ve had with the deal?

O.B. Parrish

The Director didn’t have any issues with the deal. They were involved in organizing the deal and in terms of organizing it and being a part of it, have abstained on that basis, not because they didn’t like it.

Casey Miller

There’s no conflict of interest there?

O.B. Parrish

No. Not in that sense. That’s why they abstained. There’s no conflict as a result.

Casey Miller

Sure. All right. Thanks.

Operator

Our next question comes from Michael Demaray of Elevated Capital. Please go ahead.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Michael Demaray

I guess the first question, guys—hello? Can you hear me?

O.B. Parrish

Yeah. Go ahead.

Michael Demaray

The first question is when did Aspen Park change its name to Avalanche? I didn’t see that press release.

Mitch Steiner

We’re not Avalanche. We’re Aspen Park Pharmaceuticals.

Michael Demaray

Oh, okay. Great.

Mitch Steiner

Thank you for the clarification.

Michael Demaray

The second question, guys, is on the Brazil receivables, I know that a lot of the plan is based on the assumption of collecting those. So, can you just layout what happens if those are not collected, I mean what sort of funding requirements you’ll have?

O.B. Parrish

Well, I think they will be collected, but you’re saying that if they’re not collected for a significant period of time, I think the company will continue to survive. We hopefully will have cash coming from FC2, cash coming in from PREBOOST®, then also a line of credit that’ll permit us to fund the development required for this period of time.

Mitch Steiner

And if I can add to that, so if we focus just on the first 505(b)(2) product, which is Tamsulosin DRS, which is what we will do, the total cost over the next two years is $4.6 million. So, just your line of credit would easily pay for that if nothing else came in. But of course, that’s not what we believe because the accounts receivables is not just Brazil. Brazil is just approximately two-thirds of accounts receivable and the rest are fully expected on time. And so, there’s resources there.

What we’re trying to do is not to go out and dilute ourselves or the shareholders without at least creating some enterprise value. And we have plenty of time and resources to do that now as I said in my comments. We just don’t have to move the other things and with APP-111, which is a preclinical program and creating the API, that also can be done. That’s a $1.2 million budget. That can also be done in this time frame.

And so, we can create value without having to go crazy and do “biotech spending.” That’s not what we want to do.

Michael Demaray

Okay. Great. And then, on the FC2 consumer efforts in the United States, has the cadence changed on that given the deal, or are you guys—I know you’ve run extensive testing, consumer testing and there was going to be a decision made about going forward with the launch. I’m just curious to know.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

O.B. Parrish

Sure. I think the merger will enhance the consumer opportunity for FC2 in the United States. There’ll be at least one additional product, PREBOOST®, that as was mentioned earlier by Mitch, it provides an additional facing to put into stores. It also provides a stronger overall base in a similar product area. But overall, I think it’s going to be a plus for the consumer development of FC2.

Michael Demaray

Okay. Great. I’m sorry. I’m going to inject one more question. On PREBOOST®, can you explain to me where you are? I think that I saw that you said it was pre-FDA, but I thought that the product already launched. So—

Mitch Steiner

Yeah. So, I’ll be happy to explain it. So, it’s funny. It’s FDA jargon. So, it is an over-the-counter product. It is fully compliant with the monograph, which means that it is commercial right now. And you call it FDA pre-approved because the FDA doesn’t want to see it. You just have to register it because as long as you use the chemicals and you use the exact language from the monograph, you don’t have to “file” for approval. So, that’s what it means by “pre-approved.”

Michael Demaray

Okay. Great.

Mitch Steiner

In terms of launch, we haven’t launched it. What we did is we put it up into the website and we’ve begun to create the amazon.com and other channels. But the formal launch was planned for Q3 of 2016, which is perfect because that’s about the same time that we probably want to put some emphasis behind FC2. And so, that was the thinking behind it.

So yes, it’s up. Yes, we’re getting some minimal sales, but that’s because we haven’t done the launch, but you’ve got to work out all those kinks before you go out there and put the press out.

Michael Demaray

Okay. Great. And then, will you guys be available for some sort of questions either through Female Health IR or something after we read the proxy?

Mitch Steiner

Absolutely.

O.B. Parrish

Sure. Of course.

Michael Demaray

Okay. Great. Thank you, guys.

Operator

Our next question comes from Peter McMullin of IPC Global. Please go ahead.

Peter McMullin

Two more questions, O.B.. There’s a lot of experience collectively with the merged company. Are some of the other shareholders of Aspen Park potential additional investors if needed, point one. And point two, with 144 countries, cannot FC2 be helpful to the Aspen Park products as they expand internationally?

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Mitch Steiner

So, I’ll answer the first question. The first question is that the individuals that invested in Aspen Park are pretty prominent and high net worth-type people. So, when eventually that becomes public, I think you’ll be pleasantly surprised.

One that I can mention is the gentleman that’s being proposed to come on our board, and his name is Elgar Peerschke. Elgar Peerschke started out with McKesson and then was with Bain Company, managing all of healthcare advising for the large pharmaceutical companies worldwide. He also provided advice for Bain Capital and most recently, he was brought over to become one of the presidents of Quintiles, which is a large clinical research organization that runs clinical trials; an extremely well known organization in our space. And so, he has the expertise, and he has also put his own money in and is on the board.

So, we have examples of people with pharmaceutical experience, deep financial experience; people with deep financial networking and ties that allowed Aspen Park to be in a position not only to raise capital initially, but to support the company on an ongoing basis. And they certainly support the merger because the board consists of some of these investors, and we talked to each of these investors to get their buy-in, and they all unanimously came back and said this would be a good deal.

O.B. Parrish

In reference to the second question, the distribution of FC2 in 144 countries could be helpful, and that we have contact with the regulatory authorities in those countries, with the World Health Organization, and not only in the terms of the local like the Food and Drug Administration, but also in terms of registration for sale and in terms of import and export requirements. All of that could be helpful depending on the nature of the products and how they were sold.

Peter McMullin

Thank you.

Operator

Our next question comes from Brian Schartz of Downtown Associates. Please go ahead.

Brian Schartz

Yeah. Hi. First, I want to follow-up on one of the previous questions concerning the evaluation of the US direct-to-consumer program for FC2. Last quarter, you indicated that you were prepared to make a decision for what you were going to do with that program on a stand-alone basis, and your answer to the question previously talked about it in light of the merger agreement. But, could you just tell us whether this is a go/no go decision if Female Health were to remain a stand-alone entity?

O.B. Parrish

Our plan is to go. A decision has been made to go ahead with the program of a consumer promotion of FC2.

Brian Schartz

Okay. And will you provide us—

O.B. Parrish

Go ahead. I’m sorry.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Brian Schartz

No. Will you provide us more color in terms of the expected costs of that program?

O.B. Parrish

Yes. When it’s ready to go and we launch it, we will provide more information at that time.

Brian Schartz

Okay. The other question that I have for you, O.B., is really a question to you as a shareholder with a comparable sized equity investment as we have. And as you know, we are long-term shareholders, and we have supported the business development initiative because we knew we had a great, high margin, high cash flow business with FC2 and we’ve loved the prospect of building on that with an accretive acquisition that leveraged our existing business. That would make a ton of sense to us.

But instead, we’ve been given an announcement of a severely dilutive merger with more prospective dilution to come that does not seem really to leverage our core competencies. And beyond that, the fatal issue for us is that you’ve decided to hand this terrific business that we have over to a new CEO that’s, frankly, a proven track record of failure.

We like to keep things simple here and buy real businesses led by prudent producers. But now, we’re transforming this business into, which meets all the criteria, into a company that really looks like an investment led by a person who, frankly, did pitches to investors, just like we heard this morning, and brought in a lot of investment and then failed miserably to deliver shareholder value.

So, I’m really wondering; as a fellow shareholder who owns almost as much stock as we do, why am I wrong to dislike this deal so much?

O.B. Parrish

Well, I will make the comments on what I think is the deal and then you’ll have to make your own judgement as to how you’re going to look at it.

As I stated in my comments, I had a broad background in the pharmaceutical industry, at Pfizer and at G.D. Searle, both in terms of being involved directly in product development and participating in the strategy regarding the allocation of assets, and going to FDA and dealing with a number of the things that’ll have to be dealt with.

And from that perspective, I see the product portfolio as very attractive in terms of leverage and what it could do to shareholder value over a reasonably short period of time. I think in reference—

I will make these comments and then Mitch can state what he would like to. But, I would think the company that he was with was into more of a basic research mode, that may be somewhat more esoteric and looking at it in a very early stage.

What we have here are some late-stage products for which there’s a strong—there’s a template out there for the approvals. And the objective here is to exercise this short-term simplistic approach to getting these products approved, and I think that Mitch will do a great job in that. Do you have any comments, Mitch?

Mitch Steiner

Yeah, I do. So, Brian, what I’d like to do with your permission is I’d love to meet with you face-to-face and take you through what we’re doing. I think that’s probably the more constructive way to take it. And you can meet me personally and then give me an opportunity to talk to you. And then, make a judgement based on that. So, I would love to have an opportunity to sit across from you.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Brian Schartz

[Indiscernible] I’m sorry. Go ahead.

O.B. Parrish

No. We couldn’t hear you. You were making a comment and we couldn’t hear you, Brian.

Brian Schartz

Yeah, no problem. Just to follow-up then, I guess, Mitch; if you’ve been so confident of Aspen’s prospects, why have you been working on OPKO Health simultaneously for the last few years since you were forced out over at GTx?

Mitch Steiner

First of all, I was not forced out of GTx for the record, okay, and that’s why it would be important for me to sit with you and talk to you because I think that would be important. So, for the record, I was a founder of that company. I wasn’t “forced out,” number one.

Number two, OPKO Health and Aspen Park—when we started Aspen Park, we started out with one product and one product then added two, three, four as we started getting 505(b)(2)s. So, we went on a quest to get high value, low risk, low cost products, and that was our mission. That didn’t require 100% of the company. What requires 100% of your time is when you start the development of it, which we were—we either could go raise money or do something creative to begin the development of it.

OPKO—two weeks after leaving GTx, I’m contacted by OPKO to come in with Phil Frost, who’s an icon in the space of biotech and he says, “Mitch, come help me. I want you to commercialize the 4Kscore test,” and look at my record. The 4Kscore test was a sensation and continues to be a sensation. It will be probably the most important prostate cancer test after PSA.

And so, I had an opportunity to commercialize that, but the roads crossed. Aspen Park got to a part where it’s got legs; it’s ready to go. It’s got assets. We’re ready to launch PREBOOST®. It takes time in a company to get all of that put to bed, and we did.

So now, the focus is 100% Aspen Park, and when I meet with you, just like the public will have in the slide show and they’ll have in the proxy, they’ll be able to read the deep value that each product brings. So, it’s a natural next step.

So, I just couldn’t sit—I mean I wanted to do a couple of things, and both were important. And Aspen Park now requires 100% effort by me and the management team.

Brian Schartz

Great. Thanks for your answers. Just a last comment. We certainly want to see shareholder value increase, but as I sit here today, I really think that the best way to create shareholder value at this time for Female Health is actually to reject this offer. And our predisposition at Downtown Associates is to vote our 1.2 million shares against this deal, but we’ll continue the dialogue. Thank you.

Mitch Steiner

Thank you.

Operator

Our next question comes from Joshua Harowitz of Palm Global Small Cap Fund. Please go ahead.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

Joshua Harowitz

Thank you, again. Can you explain some of the reasoning behind setting the condition to approve this deal at two-thirds?

O.B. Parrish

Do you want to make some comments, Kevin?

Kevin Gilbert

Yes. That’s actually a carryover from Wisconsin law. So, the history of Female Health traces its roots back long enough that when it was incorporated that is actually the requirement under Wisconsin state law.

O.B. Parrish

It’s a Wisconsin corporation and as a result of this merger, it will become a Delaware corporation.

Joshua Harowitz

Got it. I guess on that note, I mean just based on shareholders perhaps that you’ve spoken to, maybe even some on this call, it does not sound like people are that enthusiastic. Are you confident or hopeful that this deal will get done and that you’ll be able to convince people that there’s real value being created here, or has this reaction really surprised you, and might you be able to do something else to make this a better deal for shareholders?

O.B. Parrish

I personally am enthusiastic about it. And obviously, I’m a significant shareholder, and I think that as people begin to fully understand it they will appreciate the opportunity that’s here, but I am enthusiastic about it.

Mitch Steiner

And this is Mitch. And I’ve spoken to several shareholders of The Female Health Company, including you, over the last few days, and maybe it’s because of the people that are calling in, but the reaction is positive in the sense that they’re learning more information and trying to understand it. And part of the reason for having the conference call is because there was some confusion.

It’s a different shareholder base and we’re asking to go from sort of the device-based company to a pharmaceutical company. And if you look at the way the share is traded, I mean 29 million shares outstanding and in the last five days, maybe 11% to 12% traded, okay? And so, most people are holding on, trying to figure out either they like it, or they want to learn more information about it. And our job is to get out there and give them the information.

And so, the folks that I’ve spoken to that have gotten the information have been generally positive. O.B., do you want to comment on that?

O.B. Parrish

Yeah. I’d just say—also, I’d like to point out we’re available to have meetings and talk with anybody in detail about this. And all you have to do is call up and we can schedule a session personally or a conference call.

Mitch Steiner

And have you had an opportunity to talk to any shareholders over the past few days?

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

O.B. Parrish

Yeah. I’ve talked to several shareholders who were enthusiastic about it.

Joshua Harowitz

I’m just curious; on the strategic process, O.B., was it ever a thought to perhaps pursue a sale of The Female Health Company, the entire company without any merger considerations? Was that part of the route that you took?

O.B. Parrish

We looked at all possibilities. I can’t go through every single one of them. We looked at over 100 and certainly that wasn’t off the table.

Joshua Harowitz

Great. Well, thank you, again, for answering my second round of questions here.

Mitch Steiner

Thank you.

Operator

We have a follow-up question from Benjamin Gallander of Contra The Heard. Please go ahead.

Benjamin Gallander

Hi. As you know, I was at the APM and we talked about possibly FHCO and you said you were indeed open to that possibility. From what I’ve looked at the merger agreement, that’s still possible, that another party could come in and take over the company and then I think you have to pay about $2.5 million and some other costs to Aspen. Is that correct, or have I made a mistake?

O.B. Parrish

No, that is correct. If somebody were to come along and make a proposition to The Female Health Company that we found more attractive and we elected to take it, we would have to pay approximately a $2.5 million penalty for that. And of course, we would expect that that would come out of such a transaction.

Benjamin Gallander

Okay. Well, on the one hand, I’m interested in seeing what happens if this merger takes place. I would also love to see a takeover happen because I think that could easily happen at significant premium from where the stock is trading here. And as we know, just a couple of weeks ago, this was a company that was trading over $2. So, I could see how it might sell for possibly $3 or plus. I just wanted to get that out there.

O.B. Parrish

Okay. Thank you.

Operator

We have a question from George Rogers of Rogers Investment Company. Please go ahead.

George Rogers

Yeah. I’m a friend of Martin Glotzer who attended the shareholders meeting and Mr. Glotzer told me at the shareholders meeting he recommended that the board consider a barter deal with the Brazilian accounts receivable. What has happened about exploring a barter deal with the Brazilian government to move Brazilian products to other parts of the world and convert the receivable to cash?

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern

O.B. Parrish

I think that we haven’t explored that explicitly. But, I think in terms of benefit to this company, we want to get the cash from Brazil. We think there’s a high chance of doing that, and I think the concept of a barter deal, based on my investigation of it, isn’t very realistic.

So other questions?

CONCLUSION

Operator

No. Ladies and gentlemen, this concludes our question and answer session. The digital replay of the conference will be available beginning Friday, April 15th at 9:00 a.m. eastern time. You will be prompted to enter the conference number, which will be 10084078. Please record your name and company when joining.

And now, I’d like to turn the conference back over to Mr. O.B. Parrish for any closing remarks.

O.B. Parrish

Yes. I’d like to thank everybody for their interest in this and for taking the time to join the conference call. Also, that Mitch and I are available to have individual conference calls with people, or to go out and meet with people. And I would also encourage you to read the proxy, and read carefully the depth of material that was submitted to the SEC. And thanks once again.

Mitch Steiner

Thank you.

Operator

Ladies and gentlemen the conference has now concluded. Thank you for attending today’s presentation.

The Female Health Company

April 13, 2016 at 11:00 a.m. Eastern